SEPARATION AGREEMENT AND RELEASE

This Agreement (“Agreement”) is entered into this      day of February 2008 (the “Effective Date”), by and between Vocus, Inc. (“Vocus”) and Robert Lentz (“Employee”).

WHEREAS, Employee has been employed by Vocus as Chief Technology Officer; and

WHEREAS, Employee and Vocus are parties to an Employment Agreement dated December 6, 2005 (the “Employment Agreement”) and attached hereto as Exhibit A; and

WHEREAS, Vocus and Employee have agreed that Employee will cease to be employed by VOCUS after February 5, 2008; and

WHEREAS, Vocus and Employee desire to resolve all outstanding issues or future issues of any kind and reach a full and final settlement as to the Employment Agreement and all other issues relating to Employee’s employment with Vocus.

NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Vocus agree as follows:

I. TERMINATION OF EMPLOYMENT. Employee’s last day of employment with Vocus will be February 5, 2008.

II. ACKNOWLEDGEMENT AND CONSIDERATION. In consideration of the promises set forth herein, Vocus will provide to Employee the remuneration set forth in Exhibit B, and Employee will provide certain strategic consulting services to Vocus as set forth in Exhibit B. Employee acknowledges that he is not otherwise entitled to all of the benefits provided under this Agreement and that he understands that he will not receive all of these benefits unless he signs this Agreement and it becomes effective. Employee also acknowledges that notwithstanding anything to the contrary in this Agreement (including the Exhibits): (a) Employee will be responsible for the tax liability associated with any payments made to him pursuant to this Agreement; (b) Vocus may withhold from any payment an amount equal to the amount Vocus is required to withhold for Federal, state or local tax purposes; and (c) if Vocus does not have access to an amount sufficient to satsify its withholding requirement with respect to any payment, Vocus may require Employee to pay to Vocus an amount sufficient to satisfy Vocus’ withholding obligation as a condition to Vocus’ making such payment to Employee.

III. GENERAL RELEASE BY EMPLOYEE. Except as set forth in Paragraph IV below or as otherwise set forth in this Agreement, Employee on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, hereby releases and forever discharges Vocus, its subsidiaries and affiliates, and its and their present and former employees, directors, officers, agents, shareholders, and insurers and each of their respective predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising prior to or on the execution date of this Agreement, including but not limited to any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with his employment or his termination of employment with Vocus. This release specifically includes, but is not limited to, a release of any and all claims pursuant to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.

IV. CLAIMS NOT WAIVED OR RELEASED. This Agreement does not waive any claims that Employee may have (a) under any worker’s compensation law; (b) under any plan currently maintained by Vocus that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Vocus that provides health insurance continuation or conversion rights; (d) that Employee by law may not waive; (e) not arising out of or in connection with his employment or the termination of his employment; or (f) for indemnity for third party claims against Employee for actions taken while he was an employee or director of Vocus, as provided under Vocus by-laws or otherwise.

V. NOTICES. Any notice to be given under this Agreement will be in writing, and will be deemed to have been duly given: (a) when delivered personally; (b) by facsimile, upon confirmation of receipt; (c) one day after delivery by overnight courier; or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices will be as follows:

For notices and communications to Vocus:

Vocus, Inc.

4296 Forbes Boulevard
Lanham, MD 20706
Facsimile: (301) 459-2827
Attention: Legal Dept.

For notices and communications to Robert Lentz:

Robert Lentz
[address]
[address]
Facsimile:

VI. PREVIOUS AGREEMENTS. Except as otherwise specifically provided in this Agreement and Section 18 of the Employment Agreement, the Employment Agreement and all other agreements between the parties are hereby terminated and all rights and obligations thereunder are of no further force or effect. Employee understands and agrees that this document and the provisions of the Employment Agreement incorporated herein by reference pursuant to the preceding sentence contain the entire agreement between Employee and Vocus relating to his ongoing involvement with Vocus, that this Agreement supersedes and displaces any prior agreements (other than the provisions of the Employment Agreement incorporated by reference pursuant to the preceding sentence) and discussions between Employee and Vocus relating to such matters and that he may not rely on any such prior agreements and discussions.

VII. GOVERNING LAW. This Agreement will be construed under and governed by the laws of the State of Maryland, without reference to its conflicts of law principles.

VIII. VOLUNTARY AGREEMENT. Employee acknowledges and states that he has read and understands this Agreement and has entered into it knowingly and voluntarily with the assistance and upon the advice of counsel of his choice.

IX. CONSIDERATION AND REVOCATION PERIOD. Employee hereby acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that he was given a copy of this Agreement and was given twenty-one (21) days to review it and consider whether to sign it (even if he chose not to take the full twenty-one (21) days), and that he was encouraged by Vocus to consult an attorney during said twenty-one (21) day period about this Agreement.  Employee further acknowledges that the consideration given for this release of claims is in addition to anything of value to which he was already entitled and that the release does not relate to claims under the ADEA that may arise after this Agreement is executed.  Employee further understands that for a period of seven (7) days following his execution of this Agreement, he may revoke this Agreement by doing so in writing and that the Agreement will remain revocable until the revocation period has expired without revocation.  Any revocation must be delivered to Vocus in accordance with the Notice provisions set forth in Paragraph V.

X. WAIVER AND MODIFICATION. Neither this Agreement nor any term or condition hereof, including, without limitation, the terms and conditions in this Paragraph X may be waived or modified in whole or in part as against Vocus or Employee, except by written instrument duly executed, in the case of waiver, by the party waiving compliance or, in the case of a modification, by Vocus and Employee and expressly stating that it is intended to operate as a waiver or modification, as applicable, of this Agreement.

XI. SEVERABILITY. In the event that any court or arbitration panel having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court or arbitration panel deems it reasonable and enforceable, and so limited shall remain in full force and effect together with all other provisions of this Agreement. In the event that such court or arbitration panel shall deem any such covenant or other provision wholly unenforceable, the remaining covenants or other provisions of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

Vocus, Inc.	Robert Lentz
By:

Date:	Date:

EXHIBIT A

VOCUS, INC.
EMPLOYMENT AGREEMENT

To: Robert Lentz:

This Employment Agreement (this “Agreement”), dated as of December 6, 2005 (the “Effective Date”), establishes the terms of your continued employment with Vocus, Inc., a Delaware corporation (the “Company”).

1)	Employment and Duties. You and the Company agree to your continued employment as Chief Technology Officer on the terms contained herein. In such position, you will report directly to Chief Executive Officer (the “Direct Report”). You agree to perform whatever duties the Direct Report may assign you from time to time that are reasonably consistent with your position. During your employment, you agree to devote your full business time, attention, and energies to performing those duties (except as the Company may otherwise agree).

2)	Term. The initial term of this Agreement shall be for a period of three years, commencing as of the Effective Date, unless terminated earlier pursuant to Section 7 below. This Agreement shall automatically renew for successive one-year periods thereafter (the initial term and each such renewal period are collectively referred to as the “Term”) unless, at least six months prior to the expiration of the initial term or any such renewal period, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the then-current initial term or renewal period, as applicable (a “Notice of Non-Renewal”). In the event a Notice of Non-Renewal is delivered by either party as provided above then, as of the end of the Term, unless you are no longer an employee of the Company as of such time, you shall become an at-will employee of the Company (provided that the provisions of this Agreement that expressly survive termination shall continue to apply to you).

3)	Compensation.

a)	Salary. For all services rendered by you under this Agreement, the Company will pay you an annual salary (the “Salary”) of not less than US$200,000, which may be increased, but not decreased, from time to time in such amounts as may be determined by the Company’s Board of Directors (the “Board”) or the compensation committee thereof, in accordance with its generally applicable payroll practices.

b)	Bonus. In addition to your Salary, you shall be eligible during the Term to receive quarterly bonuses (the “Bonus”) based on the Company’s achievement of its financial performance goals, as determined by the Board or its compensation committee. Provided that the Company’s goals have been met with respect to any quarter, as so determined by the Board or its compensation committee, the Bonus payable on account of such quarter will be not less than $25,000. Any such Bonus earned hereunder will be paid within 90 days after the end of the quarter. You must be employed at the end of the applicable quarter in order to receive any Bonus to which you are otherwise entitled pursuant to the terms of this Section 3(b).

c)	Equity. You shall be eligible to receive equity awards under any incentive compensation, stock option or other equity plans of the Company now in effect or which may be in effect at any time during the Term, subject to the discretion of the Board or any committee thereof designated to administer any such plan. Options, restricted stock or other equity instruments you have received or do receive from the Company will become fully exercisable if a Change in Control (as defined below) occurs during the Term, notwithstanding any provision to the contrary in any agreement evidencing an option, restricted stock or other equity grant. A “Change in Control” means and shall be deemed to have occurred on the earliest of the following dates:

i)	the date on which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an Excluded Owner, obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in 50% or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

ii)	the consummation by the Company of a merger, consolidation, reorganization or similar transaction, other than a transaction: (A) in which substantially all of the holders of the Company’s Voting Stock immediately prior to the consummation of the transaction hold or receive directly or indirectly 50% or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (B) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

iii)	there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries (as determined by the Board), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to (A) an Excluded Owner or (B) an entity, 50% or more of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

iv)	individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes hereof, be considered as a member of the Incumbent Board.

An “Excluded Owner” consists of the Company, any entity owned, directly or indirectly, at least 50% by the Company, any Company benefit plan, and any underwriter temporarily holding securities for an offering of such securities.

d)	Employee Benefits. During the Term, the Company will provide you with the same benefits as it makes generally available from time to time to the Company’s senior executives, as those benefits are amended or terminated from time to time. Your participation in the Company’s benefit plans will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company, in its sole discretion, may adopt, modify, interpret, or discontinue such plans or policies.

4)	Vacation. You shall accrue at least four weeks of paid vacation per year. All terms and conditions of your vacation benefit will be governed by the Company’s policies in effect from time to time.

5)	Expenses. The Company will reimburse you for reasonable travel and other business-related expenses you incur for the Company in performing your duties under this Agreement. You must itemize and substantiate all requests for reimbursement and submit such reimbursement requests in accordance with the Company’s policies in effect from time to time.

6)	No Other Employment. While the Company employs you, you agree that you will not, directly or indirectly, provide services to any person or organization for which you receive compensation or otherwise engage in activities that would conflict or interfere significantly with your faithful performance of your duties as an employee without the Company’s prior written consent. Notwithstanding the foregoing, you may (a) make and manage personal passive business investments of your choice and serve in any director or similar type capacity with up to three civic, educational or charitable organizations, or any trade association, without seeking or obtaining the approval of the Company, provided such activities do not materially interfere or conflict with the performance of your duties hereunder, and (b) with the approval of the Company, serve on the boards of directors of other corporations.

7)	Termination. Subject to the provisions of this Section and of Section 8, you and the Company agree that it may terminate your employment, or you may resign, prior to the expiration of the Term, except that, if you voluntarily resign, you must provide the Company with 30 days’ prior written notice (unless the Board or your Direct Report has previously waived such notice in writing or authorized a shorter notice period).

a)	For Cause. The Company may terminate your employment for “Cause” if you:

i)	commit a material breach of (A) your obligations or agreements under this Agreement or (B) any of the covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation (collectively, “Restrictive Covenants”) applicable to you under any Stock Option Agreement or other agreement entered into (whether before, on or after the date hereof) between you and the Company;

ii)	willfully neglect or fail to perform your material duties or responsibilities to the Company, such that the business or reputation of the Company is (or is threatened to be) materially and adversely affected;

iii)	commit an act of embezzlement, theft, fraud or any other act of dishonesty involving the Company or any of its customers; or

iv)	are convicted of or plead guilty or no contest to a felony or other crime that involves moral turpitude.

Your termination for Cause will be effective immediately upon the Company’s mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses (i) or (ii) above, the Company will specify in writing to you the nature of the breach, act, omission, refusal, or failure that it deems to constitute Cause and give you 30 days after you receive such notice to the correct the situation (and thus avoid termination for Cause), if such situation is capable of being corrected, unless the Company agrees to extend the time for correction.

b)	Without Cause. Subject to the applicable provisions in Sections 8 below, the Company may terminate your employment under this Agreement before the end of the Term without Cause.

c)	Disability. If you become disabled (as defined below), the Company may terminate your employment. You are “disabled” if you are unable, despite whatever reasonable accommodations the law requires, to render services to the Company for more than 90 consecutive days because of physical or mental disability, incapacity, or illness. You are also “disabled” if you are found to be disabled within the meaning of the Company’s long-term disability insurance coverage as then in effect (or would be so found if you applied for the coverage or benefits).

d)	Good Reason. You may resign for “Good Reason” if the Company, without your consent, (i) materially reduces your Salary, (ii) materially reduces your title, authority or responsibilities, (iii) requires you to work in an office which is outside of a 30-mile radius from the location of the Company’s principal executive office as of the Effective Date, or (iv) fails to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated in Section 12 hereof.

You must give notice to the Company of your intention to resign for Good Reason within 30 days after the occurrence of the event that you assert entitles you to resign for Good Reason. In that notice, you must state the condition that you consider provides you with Good Reason and must give the Company an opportunity to cure the condition within 30 days after your notice (with the 30 day period shortened to ten days if the failure relates to non-payment of Salary and such nonpayment is not cured within five days after you provide written notice of such non-payment to the Company). If the Company fails to cure the condition, your resignation will be effective upon the expiration of the applicable cure period (unless the Board has previously waived such notice period in writing or agreed to a shorter notice period or unless mediation is proceeding in good faith, in which case such resignation will be come effective 15 days after the end of such mediation, if not previously cured).

You will not be treated as resigning for Good Reason if the Company already had given notice of termination for Cause as of the date of your notice of resignation.

e)	Death. If you die during the Term, the Term will end as of the date of your death.

8)	Consequences of Termination Prior to the Expiration of the Term.

a)	Payments on Termination. If you resign or the Company terminates your employment with or without Cause or because of disability or death, the Company will pay you any unpaid portion of your Salary pro-rated through the date of actual termination, reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company’s policies), and provide such other benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as otherwise provided in this Agreement or in your option, restricted stock or other equity instrument agreements, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation.

b)	Termination Due to Death. If your employment is terminated prior to the expiration of the Term by reason of your death, the Company shall, in addition to the payments set forth in Section 8(a), continue to pay your Salary, as then in effect, for a period of 12 months after the date of termination of your employment (after which time the Company shall have no further obligation to pay Salary hereunder). The entitlement of any beneficiary of yours to benefits under any benefit plan shall be determined in accordance with applicable law and the provisions of such plan. In lieu of payments to your estate following your death, you may designate a beneficiary or beneficiaries to whom all payments which may be due under this Agreement will be made in the event of your death. Such designation shall be made on a form delivered to the Company. You shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any beneficiary nor consent by any beneficiary shall be required to effect any such change or revocation. If you shall fail to designate a beneficiary before your death, or if no designated beneficiary survives you, any payments which may be due under this Agreement following your death will be paid to your estate.

c)	Termination Due to Disability. If your employment is terminated prior to the end of the Term due to disability, as determined in accordance with Section 7(c), the Company shall, in addition to the payments set forth in Section 8(a), continue to pay your Salary, as then in effect, for a period of 12 months after the date of termination of your employment (after which time the Company shall have no further obligation to pay Salary hereunder).

d)	Termination by the Company without Cause or by You with Good Reason. Anything contained herein to the contrary notwithstanding, if before the end of the Term the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, you shall be entitled to the following, in addition to the payments set forth in Section 8(a):

i)	the Company shall continue to pay your Salary, as then in effect, for a period of 12 months after the date of termination of your employment (the “Separation Period”) (after which time the Company shall have no further obligation to pay Salary hereunder);

ii)	any options, restricted stock or other equity instruments you have received or do receive from the Company shall continue to vest in accordance with the vesting schedule set forth therein and shall remain exercisable throughout the Separation Period, as though you were to continue to be employed by the Company during the Separation Period, notwithstanding any provision to the contrary in any agreement evidencing an option, restricted stock or other equity grant; and

iii)	the Company shall provide you and your beneficiaries, throughout the Separation Period and at the Company’s expense, with continued coverage under the group medical care, disability and life insurance benefit plans or arrangements in which you are participating at the time of termination; provided, however, that if such coverage is precluded by the terms of the Company’s benefit or insurance policies, the Company shall make a cash payment to you in an amount sufficient to allow you to obtain comparable benefits for such period; and provided, further, that the Company’s obligation to provide such coverage shall be terminated if you obtain equivalent substitute coverage from another employer at any time during the Separation Period.

e)	Termination by You Following a Change in Control. Notwithstanding anything to the contrary contained herein, you may resign, with or without Good Reason, effective at any time during the one year period commencing on the six month anniversary of the effective date of a Change in Control, upon not less than 30 days’ prior written notice to the Company (which may be given prior to such six month anniversary date). Upon any such resignation, you shall be entitled to the following, in addition to the payments set forth in Section 8(a):

i)	the Company shall continue to pay your Salary, as then in effect, during the Separation Period; and

ii)	the Company shall provide you and your beneficiaries, throughout the Separation Period, with continued coverage under the group medical care, disability and life insurance benefit plans or arrangements in which you are participating at the time of termination; provided, however, that if such coverage is precluded by the terms of the Company’s benefit or insurance policies, the Company shall make a cash payment to you in an amount sufficient to allow you to obtain comparable benefits for such period; and provided, further, that the Company’s obligation to provide such coverage shall be terminated if you obtain equivalent substitute coverage from another employer at any time during such 12 month period.

f)	Conditions to Separation of Employment Benefits. Notwithstanding anything to the contrary contained herein, it shall be a condition to the Company’s continued obligations under Sections 8(c), (d) and (e) hereof that you comply with, and you agree to return any payments previously made to you under Sections 8(c), (d) or (e) hereof if you fail to comply with, any Restrictive Covenants applicable to you. You are not required to mitigate amounts payable under this Section 8(f) by seeking other employment or otherwise, nor must you return to the Company amounts earned under subsequent employment.

g)	Parachute Payments.

i)	If before the end of the Term the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, and such termination occurs within the 12 full calendar month period following the effective date of a Change in Control, then, in the event that any payment or benefit paid or to be paid to you by the Company (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to you an additional amount (the “Gross-Up Payment”) such that the net amount of Payments retained by you shall be equal to the amount you would have retained if none of such Payments were subject to the Excise Tax. In particular, the Company will timely pay to you an amount equal to the Excise Tax on the Payments, any interest, penalties or additions to tax payable by you by reason of your filing income tax returns and making tax payments in a manner consistent with an opinion of tax counsel selected by the Company and reasonably acceptable to you (“Tax Counsel”), and any federal, state and local income tax and Excise Tax upon the payments by the Company to you provided for by this Section 8(g). Notwithstanding the foregoing provisions of this Section 8(g), in the event the amount of Payments subject to the Excise Tax exceeds the product (“Parachute Payment Limit”) of 2.99 and your applicable “base amount” (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of the Salary, you shall be treated as having waived such rights with respect to Payments designated by you to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit.

ii)	The Company shall obtain an opinion of Tax Counsel that initially determines whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, which shall serve as the basis for reporting Excise Taxes and federal, state and local income taxes on Payments hereunder. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

iii)	The Gross-Up Payments provided for in this Section 8(g) shall be made as to each Payment upon the earlier of (A) the payment you of any such Payment or (B) the imposition upon you or payment by you of any Excise Tax or any federal, state or local income tax on any payment pursuant to this Section 8(g).

iv)	If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under Section 8(g) hereof, you shall repay to the Company within five days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by you on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company’s receipt of notice of such final determination or opinion.

9)	Section 409A.

a) To the extent that you would otherwise be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on termination of employment that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (i) the payment will not be made to you and instead will be made to a trust in compliance with Revenue Procedure 92-64 (the “Rabbi Trust”) and (ii) the payment, together with earnings on it, will be paid to you on the earlier of the six-month anniversary of your Termination Date or your death or disability (within the meaning of Section 409A). Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on your termination date that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your termination date or your death or disability (within the meaning of Section 409A).

b) The Company will not take any action that would expose any payment or benefit to you to the additional tax of Section 409A unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges that you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take in violation of this Section, including any attorney’s fees you may incur in enforcing his rights.

c) It is the Company’s intention that the benefits and rights to which you could become entitled in connection with the termination of employment comply with Section 409A. If you or the Company believe, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies with Section 409A (with the most limited possible economic effect on you and on the Company).

10)	Expiration. The expiration of this Agreement upon the end of the Term following the delivery of a Notice of Non-Renewal does not constitute termination with Cause and does not entitle you to any benefits under Section 8(d).

11)	Cooperation After Termination of Employment. Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of your pending work on behalf of the Company including, but not limited to, any litigation in which you are involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall reimburse you for any out-of-pocket expenses you incur in performing any work on behalf of the Company following the termination of your employment.

12)	Restrictive Covenants. The Company and you acknowledge that the Restrictive Covenants applicable to you pursuant to any agreement entered into between you and the Company (a) shall remain in full force and effect, notwithstanding the execution and delivery of this Agreement by the parties, and (b) are intended by the parties to survive, and do survive, the expiration or termination of this Agreement and your employment with the Company.

13)	Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case such corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had originally been made a party hereto, but may not otherwise may not assign or otherwise transfer this Agreement or any or all of its rights, duties, obligations, or interests hereunder. You may not assign or otherwise transfer this Agreement or any or all of your rights, duties, obligations, or interests hereunder.

14)	Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15)	Amendment; Waiver. Neither you nor the Company may modify, amend or waive the terms of this Agreement other than by a written instrument signed by you and by another executive officer of the Company duly authorized by the Board. Either party’s waiver of the other party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

16)	Withholding. All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation.

17)	Governing Law. This Agreement shall be governed by the laws of the State of Maryland exclusive of its choice of law provisions.

18)	Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 7 through 20 of this Agreement shall survive the termination or expiration, for any reason, of this Agreement.

19)	Notices. Notices and other communications under this Agreement must be given in writing by personal delivery, by certified mail, return receipt requested, or by overnight delivery. You should send or deliver your notices to the Company’s corporate headquarters, to the attention of the Company’s Secretary. The Company will send or deliver any notices given to you at your address as reflected in the Company’s personnel records. You and the Company may change the notice address by providing notice of such change. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, or the date of guaranteed delivery by overnight service, at the applicable address set forth above.

20)	Entire Agreement. This Agreement supersedes any prior oral or written agreements, negotiations, commitments, and writings between you and the Company with respect to the subject matter hereof. All such other agreements, negotiations, commitments, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

[SIGNATURE PAGE TO FOLLOW]

If you accept the terms of this Agreement please sign in the space indicated below. You are encouraged to consult with any advisors you choose regarding this Agreement.

Vocus, Inc.

By:
Name: Stephen Vintz
Title: Chief Financial Officer

I accept and agree to the terms of employment set forth in this Agreement:

Signature

Printed Name

Date

EXHIBIT B

Lentz/Vocus Separation
Summary of Terms

Separation

Lentz resignation (as Vocus employee) to be effective as of

February 8, 2008.

Ongoing Involvement with Vocus

Service as a member of the Board of Directors will continue in accordance with his current term. Lentz will serve as an unpaid strategic consultant to Vocus:

(i) one (1) year term;

(ii)	maximum time commitment of eight (8) days per month or 96 days per year; and

(iii)	no more than two (2) days service per week. A day of service shall be no more than eight (8) hours. Lentz will report directly to Richard Rudman, Vocus CEO.

Consideration

All unvested Vocus stock options held by Lentz as of the date of effectiveness of his resignation will continue to vest as if his employment were continuing.

For twelve (12) months beginning with the date of effectiveness of his resignation, Vocus will pay to Lentz the monthly amount of the premium required to be paid by Lentz to continue his coverage under the group health plan maintained by Vocus consistent with the requirements of section 4980B of the Internal Revenue Code (i.e., COBRA).

Additional

During the term, Lentz will waive all cash and/or equity-based consideration paid to Vocus non-employee directors for annual service and in connection with meeting attendance. However, he will be eligible to receive reimbursement for expenses incurred in connection with meeting attendance, etc. to the same extent as the other non-employee directors.